Exhibit 10.4

FIFTH AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN
(Effective as of January 1, 2006)

(Amending to allow the Company to make discretionary contributions)

Purpose and Background:

A.
Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Executive Vice President, Chief Human Resources Officer ("EVP HR"), or the successor to his or her duties relating to corporate human resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (the “Company”) with respect to changes that do not increase or decrease the estimated benefit costs of the Plan by more than the greater of $500,000 per year and $5,000,000 in terms of present value subject to a limit of $25,000,000 (net) in terms of present value in any 12-month period.

B.
The EVP HR deems it advisable to amend the Plan to allow the Company to credit discretionary contributions to the accounts of Plan participants and, if applicable, employees eligible for participation in the Plan, subject to the terms of the amendment.

C. The EVP HR has determined that the foregoing amendment is within the scope of authority granted to the EVP HR under the terms of the Plan.

Resolutions:

Effective as of February 1, 2020, the Plan is hereby amended as follows:

1.
Article I of the Plan is amended by adding the following new Section 1.9 “Discretionary Contribution” immediately after Section 1.8 “Controlled Group” and the balance of the sections in Article I (and all cross-references thereto) shall be renumbered accordingly:

1.9 “Discretionary Contribution” means the amount credited to a Participant’s Account under the Plan pursuant to Section 3.6 herein.

2.	Section 2.3 of the Plan is amended by adding new subsections (c) and (d) at the end thereof to read as follows:

(c) Notwithstanding any contrary provision in Article II of the Plan, an Eligible Employee shall automatically become a Participant in the Plan and an Account shall be established on his or her behalf effective as of the date a Discretionary Contribution is authorized to be credited to him or her under Section 3.6 of the Plan. Except as provided in Section 2.3(d) below, such Participant’s participation in the Plan shall be limited to such Discretionary Contribution (and additional contributions, if any, under Section 3.6 herein) together with interest credited to his or her Account under Section 4.2 of the Plan.

(d) An Eligible Employee who becomes a Participant under Section 2.3(c) of the Plan shall be required to comply with the deferral election requirements set forth in Section 2.2 of the Plan and, subject to the participation commencement requirements in Section 2.3(a) or (b) above, shall be eligible to make 401(a)(17) Deferrals and receive 401(a)(17) Matching Contributions in accordance with Sections 3.1 and 3.2 of the Plan.

3.	Article III of the Plan is amended by adding a new Section 3.6, to be titled “Discretionary Contributions” and read as follows:

3.6 Discretionary Contributions. With respect to any Plan Year, the Company may, in its sole discretion, authorize a Discretionary Contribution in such amount as the Company shall determine to be credited under the Plan to a Participant or Eligible Employee (who shall automatically become a Participant for such purpose). The Discretionary Contribution shall be credited to the Account of the Participant in accordance with Section 4.1 of the Plan. The Company is under no obligation to authorize any Discretionary Contribution for a Plan Year to any Participant or Eligible Employee. In addition, Discretionary Contributions need not be uniform. Unless approved by the Compensation Committee of the Board of Directors, in no event shall the aggregate amount of all Discretionary Contributions credited to the Accounts of all Participants with respect to any Plan Year exceed $250,000. Subject to the foregoing limitation, the Company’s Executive Vice President, Senior Human Resources Officer (or his or her successor) shall have the authority and discretion to act on behalf of the Company and make all determinations with respect to the Discretionary Contributions, if any, to be authorized and credited to Participants under the Plan in a Plan Year.

4.	Section 4.1 of the Plan is restated in its entirety to read as follows:

4.1 Crediting of Contribution Credits. Contribution credits under Article III, other than Discretionary Contributions, shall be credited to a Participant’s Account as soon as practicable as of the end of each payroll period, and as of the same time such contributions would have been credited to the Participant’s PESP accounts. A Discretionary Contribution, if any, authorized under Section 3.6 herein shall be credited to the Account of the Participant as directed by the Company.

5.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

6.	Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: April 2, 2020	/s/ Lucien Alziari
Lucien Alziari
Executive Vice President,
Chief Human Resources Officer